                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Thermatrix, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

[THERMATRIX LOGO OR LETTERHEAD]

                                                                    May 5, 1997

Dear Stockholder:

  Enclosed are the proxy materials for the 1997 Annual Meeting of Stockholders, our first as a public company. I hope you will be able to join us on June 2, 1997, and take the opportunity to meet members of the dedicated team who have contributed to the success of the Company.

  In the meantime, I would urge you to carefully review all of the proposals in the proxy statement and I solicit your support of the Board's recommendations on these proposals.

                                          Sincerely,

                                          John T. Schofield
                                          Chairman, President and Chief
                                          Executive Officer

                                THERMATRIX INC.
                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               ----------------

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Thermatrix Inc., a Delaware corporation ("the Company") will be held on Monday, June 2, 1997 at 10:30 a.m. (Pacific time), at 101 Metro Drive, Suite 266, San Jose, California, for the following purposes:

  1. To elect three (3) Class 1 directors to serve for the ensuing year or until their successors are elected and qualified (Proposal 1);

  2. To approve an amendment to the Company's Restated Certificate of Incorporation to decrease the number of authorized shares of Common Stock from 50,000,000 to 25,000,000 shares (Proposal 2);

  3. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 1997 (Proposal 3); and

  4. To transact such other business as may properly be brought before the meeting and any adjournment(s) thereof.

  Stockholders of record at the close of business on April 14, 1997 shall be entitled to notice of and to vote at the Annual Meeting.

  All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          Sincerely,

                                          John T. Schofield
                                          Chairman, President and Chief
                                          Executive Officer

San Jose, California
May 5, 1997


                            YOUR VOTE IS IMPORTANT

 IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                THERMATRIX INC.
                          101 METRO DRIVE, SUITE 248
                          SAN JOSE, CALIFORNIA 95110
                               ----------------

                                PROXY STATEMENT
                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed Proxy is solicited on behalf of the Board of Directors of Thermatrix Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 101 Metro Drive, Suite 266, San Jose, California on Monday, June 2, 1997 at 10:30 a.m. (Pacific time), and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's principal office is located at 101 Metro Drive, Suite 248, San Jose, California 95110 and its telephone number is (408) 453-0490. These proxy solicitation materials were mailed on or about May 5, 1997 to all stockholders entitled to vote at the meeting.

RECORD DATE AND SHARE OWNERSHIP

  Stockholders of record at the close of business on April 14, 1997 (the "Record Date") are entitled to notice of and to vote at the meeting and at any adjournment(s) thereof. At the Record Date, 7,490,114 shares of the Company's Common Stock, $.001 par value were issued and outstanding.

REVOCABILITY OF PROXIES

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Barbara Krimsky) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

  Each share of Common Stock has one vote on all matters. The cost of this solicitation will be borne by the Company. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

  The Company's Bylaws provide that stockholders holding a majority of the outstanding shares of the corporation entitled to vote on the Record Date and represented in person or by proxy shall constitute a quorum at meetings of stockholders. Shares that are voted "FOR," "AGAINST" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as "entitled to vote on the subject matter" (the "Votes Cast") at the Annual Meeting with respect to such matter.

  While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, with the exception of the proposal for the election of directors, abstentions will have the same effect as a vote against the proposal. Because directors are elected by a plurality vote, abstentions in the election of directors have no impact once a quorum exists.

  In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will therefore not be considered "Votes Cast" and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company that are intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company no later than January 1, 1998 and must otherwise be in compliance with applicable laws and regulations in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for such persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten-percent stockholders, there was compliance with, except that reports to reflect a purchase of Thermatrix Common Stock by Mr. Toups, and a purchase of Thermatrix Common Stock by Ms. Krimsky, were inadvertently filed late.

STOCKHOLDER INFORMATION

  A copy of the Company's Annual Report on Form 10-K, including financial statements and schedules is enclosed with these proxy solicitation materials. IN COMPLIANCE WITH RULE 14A-3 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, THE COMPANY HEREBY UNDERTAKES TO PROVIDE, WITHOUT CHARGE TO EACH PERSON UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL SCHEDULES THERETO. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THERMATRIX INC., 101 METRO DRIVE, SUITE 248, SAN JOSE, CALIFORNIA 95110, ATTENTION: INVESTOR RELATIONS.

                                 PROPOSAL ONE

                         ELECTION OF CLASS 1 DIRECTORS

NOMINEES

  The Company has a classified Board of Directors consisting of three Class 1 directors (John T. Schofield, Rebecca P. Mark and Robi Blumenstein), two Class II directors (Harry J. Healer and John M. Toups) and two Class III directors (Robert W. Page and Frank R. Pope), who will serve until the annual meetings of stockholders to be held in 1997, 1998 and 1999, respectively, or until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire at the annual meeting.

  The terms of the three directors in Class I will expire on the date of the upcoming annual meeting. Three persons are to be elected to Class I at the meeting. The nominees for election by the stockholders to these three positions are John T. Schofield, Rebecca P. Mark and Robi Blumenstein, all current members of the Board of Directors in Class I. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders in 2000, or until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the Proxies may be voted for such substitute nominees as management may designate. The proxy holders have also been advised that in the event any of the nominees shall not be available for election, a circumstance that is not currently expected, they may vote for the election of substitute nominees in accordance with their judgment.

  There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of the Company.

  The names of the nominees and other information about members of the Board of Directors, are set forth below:

                                                                               DIRECTOR
NAME OF NOMINEE          AGE               PRINCIPAL OCCUPATION                 SINCE
---------------          ---               --------------------                --------
John T. Schofield.......  59 President, Chief Executive Officer and Chairman     1992
                             of the Board of Directors of the Company
Robi Blumenstein(1).....  40 Managing Director, CIBC Wood Gundy Capital          1994
Rebecca P. Mark.........  42 Chief Executive Officer and Chairman of the Board   1996
                             of Directors of Enron Development Corp.

--------
(1) Member of the Compensation Committee

  John T. Schofield. Mr. Schofield has been President and Chief Executive Officer of the Company since April 1992, and Chairman of the Board since December 1993. From March 1995 to April 1996, Mr. Schofield served as the Company's Chief Financial Officer. From April 1981 to September 1991, Mr. Schofield served in various executive positions at International Technology Corporation, an environmental management company, where he directed technical services, business activities, strategic planning and development. Mr. Schofield holds a B.Sc. Honours in Chemistry from the University of Manchester, England.

  Robi Blumenstein. Mr. Blumenstein has been a Director of the Company since November 1994. Mr. Blumenstein has been with CIBC Wood Gundy Capital, the merchant banking division of the Canadian Imperial Bank of Commerce, since January 1994, most recently as a Managing Director. From May 1992 to December 1993, Mr. Blumenstein was a principal of Hadley & Baxendale, Limited, an investment and advisory firm. Mr. Blumenstein holds a B.A. and an LL.B. from the University of Toronto and an M.B.A from Harvard Business School.

  Harry J. Healer. Mr. Healer has been a Director of the Company since September 1989. Mr. Healer has been a general partner of the Venture Capital Fund of New England, a venture capital investment firm, since its inception in January 1981. Mr. Healer holds a B.S. in Business Administration from Babson College.

  Rebecca P. Mark. Ms. Mark has been a Director of the Company since March 1996. Since January 1992, Ms. Mark has been with Enron Development Corp., the international project development arm of Enron Corp., most recently as Chairman and Chief Executive Officer. From July 1991 to July 1993 Ms. Mark was Vice Chairman and Chief Development Officer of Enron Power Corp. Ms. Mark is also a member of the Bretton Woods Committee. Ms. Mark holds a B.A. in Psychology and an M.S. in International Management from Baylor University and an M.B.A from Harvard Business School.

  Robert W. Page. Mr. Page has been a Director of the Company since March 1994. Mr. Page is the former Executive Vice President of McDermott International, Inc., an energy services company, a position he held from February 1991 until his retirement in February 1994. From 1981 to 1987, Mr. Page was the Chairman and Chief Executive Officer of Kellogg Rust, Inc., an engineering and construction firm, and was Assistant Secretary of the U.S. Army (Civil Works) from 1987 until 1990. Mr. Page holds a B.S. in Civil Engineering from Texas A&M University.

  Frank R. Pope. Mr. Pope has been a Director of the Company since 1994. Mr. Pope is Managing Director of Verdigris Capital, an environmental investment banking firm. Prior to October 1996, Mr. Pope was a General Partner of Technology Funding, a venture capital investment firm. He was also the Executive Vice President, Chief Financial Officer and a director of Technology Funding, Inc. Mr. Pope is a director of Medstone International, Inc. and a director and officer of Advanced BioCatalytics Corp. Mr. Pope holds a B.A. in History from Stanford University, an M.B.A. from the University of Santa Clara Graduate School of Business and a J.D. from the University of Santa Clara School of Law.

  John M. Toups. Mr. Toups has been a Director of the Company since November 1994. From January 1978 until his retirement in February 1987, Mr. Toups was the Chief Executive Officer of Planning Research Corporation (PRC). Mr. Toups is also a director of CACI International Inc., NVR, Inc., Halifax Corporation and Telepad Corporation. Mr. Toups holds a B.S. in Civil Engineering from the University of California at Berkeley.

REQUIRED VOTE

  If a quorum is present and voting, the three nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present in determining if a quorum is present but because directors are elected by a plurality vote, will have no impact once a quorum is present. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                           THE NOMINEES LISTED ABOVE

BOARD MEETINGS AND COMMITTEES

  The Board of Directors of the Company held a total of seven (7) meetings and took a total of two (2) actions by written consent during the fiscal year ended December 31, 1996. No director serving during such fiscal year attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served. The Board of Directors has two committees, the Audit Committee and the Compensation Committee.

  The Audit Committee of the Board of Directors, which consists of Messrs. Pope and Toups, held two (2) meetings during the last fiscal year. The Audit Committee reviews and advises the Board of Directors regarding the Company's accounting matters and is responsible for reviewing and recommending the engagement of the Company's independent public accountants and the services to be performed by them, and reviewing and evaluating the accounting principles being applied to the Company's financial reports.

  The Compensation Committee of the Board of Directors, which consists of Messrs. Blumenstein and Page, held three (3) meetings during the last fiscal year. The Compensation Committee reviews and advises the Board of Directors regarding all forms of compensation to be provided to the officers, employees, directors and consultants of the Company.

  The Board of Directors has no nominating committee or any committee performing such functions.

DIRECTOR COMPENSATION

  Directors are not paid any cash compensation from the Company for their services as members of the Board or any committee thereof, although they are reimbursed for reasonable out-of-pocket expenses incurred by them in attending such meetings.

  The Company's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in March 1996 and was approved by the stockholders in April 1996. The Director Plan provides for the automatic and non-discretionary grant of nonqualified stock options to purchase 6,667 shares of the Company's Common Stock to directors who are not employed by the Company ( "Outside Director") on the date upon which such person first becomes an Outside Director ("Initial Option"). Thereafter, each Outside Director is automatically granted an option to purchase 1,667 shares of Common Stock on January 1 of each year, beginning January 1, 1997 ("Subsequent Option"), provided he or she has served as a director for at least six months as of such date. The exercise price of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date of grant. Initial Options vest and become exercisable as to 12% of the shares subject to the option six months after the date of grant and as to an additional 12% of the shares at the end of each six-month period thereafter, provided the optionee continues to serve as a director on such date. Subsequent Options vest and become exercisable as to 50% of the shares subject to the Subsequent Option six months after the date of grant and as to the remaining 50% one year after the date of grant, provided the optionee continues to serve as a director on such date.

  In June 1996, each of Messrs. Blumenstein, Healer, Page, Pope, Toups and Ms. Mark were granted Initial Options to purchase 6,667 shares of Common Stock at an exercise price of $12.50 per share. On January 1, 1997, a Subsequent Option to purchase 1,667 shares of Common Stock was automatically granted to Messrs. Blumenstein, Healer, Page, Pope and Toups and to Ms. Mark at an exercise price of $9.00 per share.

  A total of 83,334 shares of Common Stock has been reserved for issuance under the Director Plan. As of March 31, 1997, no shares of Common Stock had been issued upon the exercise of options granted under the Director Plan, options to purchase 50,004 shares of Common Stock at a weighted average exercise price of $11.80 per share were outstanding, 20,004 options were exercisable and 33,330 shares were available for future issuance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consists of Messrs. Blumenstein and Page. Mr. Schofield also participates in discussions regarding salaries and incentive compensation for all employees (including officers) and consultants to the Company, except that Mr. Schofield is excluded from discussions regarding his own salary and incentive compensation.

                                 PROPOSAL TWO

        APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

GENERAL

  The Restated Certificate of Incorporation of the Company, as currently in effect, provides that the Company's authorized capital stock shall consist of 50,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value. The proposed amendment would decrease the number of shares of Common Stock authorized for issuance by 25,000,000 to a total of 25,000,000 shares.

REASONS FOR THE PROPOSED AMENDMENT

  The Company's Board of Directors believes that it is prudent to decrease the number of authorized shares of Common Stock to the proposed level in order to reduce the Company's liability for franchise taxes in the State of Delaware. The Board of Directors believes that the reduced number of shares of Common Stock will still provide the Company the ability to meet its immediate future needs for stock pursuant to its employee benefit plans as well as the flexibility to effect other possible actions such as financings, corporate mergers, acquisitions of property, and for other general corporate purposes, although the Company has no present plans to enter into any such transaction.

REQUIRED VOTE

  The stockholders are being asked to approve such amendment. The affirmative vote of a majority of the outstanding shares of Common Stock will be required to approve PROPOSAL TWO. The effect of an abstention and broker non-vote is the same as that of a vote against the proposal. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes." If the proposed amendment to the Restated Certificate of Incorporation is approved by the stockholders, such amendment will become effective upon filing an amendment to the Restated Certificate of Incorporation with the Delaware Secretary of State. If the amendment is authorized, the text of the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation will be as follows:

  "This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. The total number of shares which this corporation shall have authority to issue is Thirty Million (30,000,000) of which Twenty-Five Million (25,000,000) shall be Common Stock with a par value of $.001 per share and Five Million (5,000,000) shall be Preferred Stock with a par value of $.001 per share."

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
              APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED
                         CERTIFICATE OF INCORPORATION.

                                PROPOSAL THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected Arthur Andersen LLP to audit the financial statements of the Company for the fiscal year ending December 31, 1997, and recommends that stockholders vote for ratification of such appointment. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

  The ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote on this subject matter at the meeting. An abstention is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal. A broker non-vote will not be treated as entitled to vote on this subject matter at the meeting. See "Information Concerning Solicitation and Voting--Quorum; Abstentions; Broker Non-Votes."

        THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
            RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each of the Company's executive officers named in the Summary Compensation Table appearing herein, (ii) each director, (iii) all of the Company's executive officers and directors as a group, and (iv) each person (or group of affiliated persons) known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock. The Company knows of no agreements among its stockholders which relate to voting or investment power of its shares of Common Stock.

                                                               BENEFICIAL
                                                              OWNERSHIP(1)
                                                           ------------------
  NAMED EXECUTIVE OFFICERS, DIRECTORS, ALL DIRECTORS AND
EXECUTIVE OFFICERS AS A GROUP AND FIVE PERCENT             NUMBER OF PERCENT
STOCKHOLDERS                                                SHARES   OF TOTAL
--------------------------------------------------------   --------- --------
OFFICERS AND DIRECTORS:
John T. Schofield(2)......................................   294,200   3.81
A. Judson Hill(3).........................................    61,297      *
David R. Wright(4)........................................     8,129      *
Alexander G. Baldwin(5)...................................    25,878      *
Steven J. Guerrettaz(6)...................................    13,810      *
Robi Blumenstein(7)(8)....................................   765,240  10.21
Harry J. Healer, Jr.(9)(10)...............................   629,470   8.40
Rebecca P. Mark(11).......................................    11,113      *
Robert W. Page(12)........................................    13,614      *
Frank R. Pope(13).........................................   153,292   2.05
John M. Toups(14).........................................    19,836      *
All executive officers and directors as a group (14
 persons)(15)............................................. 2,022,694  25.75
5% STOCKHOLDERS:
Charles River Partnership VI, L.P. and Charles River
 Partnership VI-A, L.P....................................   417,939   5.58
  10 Post Office Square, Suite 1330
  Boston, MA 02109
CIBC Wood Gundy Ventures, Inc.(8).........................   761,906  10.17
  425 Lexington Ave., 2nd Floor
  New York, NY 10017-3903
Denise Hale, George T. Cronin and Thomas M. Peterson as
 Successor Co-trustees of the Prentis Cobb Hale Trust U/A
 dated 7/13/93, as amended................................   422,529   5.64
  One Market Plaza, Spear Street Tower
  San Francisco, CA 94105
Technology Funding Partners III, L.P. and Technology
 Funding
 Venture Partners IV, an Aggressive Growth Fund, L.P...... 1,171,817  15.64
  2000 Alameda de las Pulgas, Suite 250
  San Mateo, CA 94403
Vencap Inc................................................   571,429   7.63
  1980 Manulife Place
  10180-101 Street
  Edmonton, Alberta T5J 3S4, CANADA
North America Environmental Fund, L.P. c/o Ventana
 Environmental Organizational Partnership, L.P............   571,429   7.63
  18881 Van Karman Avenue, Tower 17, Suite 350
  Irvine, CA 92715
The Venture Capital Fund of New England II, L.P. and
 The Venture Capital Fund of New England III, L.P.(10)....   626,136   8.36
  160 Federal Street, 23rd Floor
  Boston, MA 02110

--------
  * Less than 1%

 (1) Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Options to purchase shares of Common Stock which are currently exercisable or will become exercisable within 60 days of the Record Date, are deemed to be outstanding for purposes of computing the percentage of the shares held by an individual but are not outstanding for purposes of computing the percentage of any other person. Except as indicated otherwise in the footnotes below, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 225,423 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

 (3) Includes 25,186 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

 (4) All 8,129 shares are subject to stock options that are exercisable within 60 days of April 14, 1997.

 (5) Includes 25,211 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

 (6) Includes 13,476 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

 (7) Includes 3,334 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

 (8) Mr. Blumenstein is a director and officer of CIBC Wood Gundy Ventures, Inc. and, therefore, may be deemed to beneficially own the shares held by CIBC Wood Gundy Ventures, Inc. (761,906). Mr. Blumenstein disclaims beneficial ownership of the 761,906 shares held by CIBC Wood Gundy Ventures, Inc.

 (9) Includes 3,334 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

(10) Mr. Healer is a General Partner of The Venture Capital Fund of New England and, therefore, may be deemed to beneficially own the shares held by The Venture Capital Fund of New England (626,136, including warrants to purchase 2,726 shares). Mr. Healer disclaims beneficial ownership of the 626,136 shares held by The Venture Capital Fund of New England except to the extent of his pecuniary interest arising from his general partnership interest therein.

(11) Includes 6,946 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

(12) All 13,614 shares are subject to stock options that are exercisable within 60 days of April 14, 1997.

(13) Includes 3,334 shares subject to stock options that are exercisable within 60 days of April 14, 1997 and includes 62,772 shares held by Technology Funding Partners and which Mr. Pope is entitled to receive upon distribution.

(14) Includes 10,836 shares subject to stock options that are exercisable within 60 days of April 14, 1997.

(15) Includes 365,164 shares subject to stock options and warrants that are exercisable within 60 days of April 14, 1997.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

  The following table shows, as to the Chief Executive Officer and each of the other four most highly compensated executive officers, information concerning compensation awarded to, earned by or paid for services to the Company in all capacities during the two years ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        -------------
                                        ANNUAL COMPENSATION
                             ------------------------------------------  SECURITIES
                                                           ALL OTHER     UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR SALARY($) BONUS($)(1) COMPENSATION(2) OPTIONS(#)(3)
---------------------------  ---- --------- ----------- --------------- -------------
John T. Schofield........    1996 $215,625    $  --         $3,235          33,334
 Chairman, President and     1995  179,375     3,000         9,374         166,667
 Chief Executive Officer
A. Judson Hill...........    1996  150,000       --          1,080          53,334
 Executive Vice              1995  143,750       --          1,017             --
 President,
 Corporate Development
David R. Wright..........    1996  160,140       --          1,175           3,334
 Executive Vice President    1995  156,386       --          1,054           3,334
  Europe(4)
Alexander G. Baldwin.....    1996  123,542       --            900          10,000
 Vice President,             1995  106,458     1,000           792           6,667
  Engineering and
  Operations
Steven J. Guerrettaz.....    1996  122,813       --            840          13,334
 Vice President, Finance     1995   98,229       500           972           6,668
 and
 Chief Financial Officer

--------
(1) Represents shares of Common Stock with a fair market value at the date of award of $1.50 per share.

(2) Represents premiums for life insurance policies.

(3) These shares are subject to exercise under stock options granted under the Company's stock option plans.

(4) Mr. Wright is paid in pounds sterling which have been converted into U.S. dollars at the exchange rate on December 31 of the applicable fiscal year.

STOCK OPTION GRANTS AND EXERCISES

  The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------  POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                          NUMBER OF   % OF TOTAL                        ANNUAL RATES OF STOCK
                         SECURITIES    OPTIONS                           PRICE APPRECIATION
                         UNDERLYING   GRANTED TO  EXERCISE             FOR OPTION TERM ($)(1)
                           OPTIONS   EMPLOYEES IN PRICE PER EXPIRATION -----------------------
NAME                     GRANTED (#) FISCAL YEAR  SHARE ($)  DATE(2)          5%         10%
----                     ----------- ------------ --------- ---------- ----------- -----------
John T. Schofield.......   33,334       15.14%      $3.00   01/09/2006 $    62,891 $   159,377
A. Judson Hill..........   53,334       24.22%       3.00   01/09/2006     100,624     255,002
David R. Wright.........    3,334        1.51%       3.00   01/09/2006       6,290      15,941
Alexander G. Baldwin....   10,000        4.54%       3.00   01/09/2006      18,867      47,812
Steven J. Guerrettaz....   13,334        6.06%       3.00   01/09/2006      25,157      63,753

--------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Options may terminate before their expiration date if the optionee's status as an employee is terminated.

  The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options exercised during the fiscal year ended December 31, 1996 and the value of unexercised options at such date.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                       NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED IN-THE-MONEY OPTIONS
                                                         OPTIONS/SARS AT      DECEMBER 31, 1996
                                                      DECEMBER 31, 1996 (#)         ($)(1)
                                                      ---------------------- --------------------
                         SHARES ACQUIRED    VALUE          EXERCISABLE/          EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED ($)     UNEXERCISABLE         UNEXERCISABLE
----                     --------------- ------------ ---------------------- --------------------
John T. Schofield.......       --            --          204,589/130,000      $1,670,923/934,999
A. Judson Hill..........       --            --            16,297/37,037          97,782/222,222
David R. Wright.........       --            --              6,600/6,735           51,791/48,221
Alexander G. Baldwin....       --            --            21,462/15,206         173,029/104,982
Steven J. Guerrettaz....       --            --            10,142/16,257          74,609/110,410

--------
(1) Based on the fair market value of the Company's Common Stock at December 31, 1996 of $9.00 per share, less the exercise price paid for such shares.

EMPLOYMENT AGREEMENTS

  The Company entered into an agreement with A. Judson Hill in January 1996, which sets a base salary of $150,000 per year and provides that in the event he is terminated without cause, the Company shall pay Mr. Hill a severance payment equal to three months' salary and any stock options held by Mr. Hill on the date of the agreement will be deemed fully vested as of the date of termination. The Company has no other employment contracts with any of its officers, and has no compensatory plan or arrangement which is activated upon resignation, termination or retirement of any such officer upon a change in control of the Company. Under certain circumstances both the 1996 Stock Plan (defined below) and the Director Plan provide for the accelerated vesting of all outstanding options upon a change in control.

OTHER EMPLOYEE BENEFIT PLANS

 1987 Incentive Stock Plan

  The Company's 1987 Incentive Stock Plan, as amended (the "1987 Stock Plan") was adopted by the Board of Directors in August 1987 and approved by the stockholders in February 1988. The 1987 Stock Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options to non-employees (including non-employee directors) and consultants of the Company. A total of 907,651 shares of Common Stock has been reserved for issuance under the 1987 Stock Plan. As of March 31, 1997, 186,649, shares of Common Stock had been issued upon the exercise of options granted under the 1987 Stock Plan and options to purchase 668,297 shares of Common Stock at a weighted average exercise price of $1.64 per share were outstanding. No further options will be granted under the 1987 Stock Plan. Options under the 1987 Stock Plan become exercisable at varying rates over a vesting period which is determined by the Board of Directors (generally one to five years), and as of March 31, 1997, 364,678 options were exercisable. The exercise price of incentive stock options granted under the 1987 Stock Plan must be at least equal to the fair market value of the Common Stock on the date of grant.

 1996 Stock Plan

  The Company's 1996 Stock Plan (the "1996 Plan") was adopted by the Board of Directors in March 1996 and approved by the stockholders in April 1996. A total of 333,334 shares of Common Stock has been reserved for issuance under the 1996 Plan. The 1996 Plan provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options and stock purchase rights to non-employees (including non-employee directors) and consultants of the Company. The purpose of the 1996 Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees and consultants to promote the success of the Company's business. The 1996 Plan is presently being administered by the Board of Directors, which determines the optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

  The terms of options granted under the 1996 Plan are stated in the option agreements. Terms of an incentive stock option may not exceed 10 years, and the term of all incentive stock options and nonstatutory stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the Company's outstanding capital stock, may not exceed five years. Options granted under the 1996 Plan vest and become exercisable as set forth in each option agreement. No option may be transferred by the optionee other than by will or the laws of descent or distribution , and each option may be exercised, during the lifetime of the optionee, only by such optionee. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or total and permanent disability) may exercise options in the three-month period following such cessation, unless such options terminate or expire sooner (or for nonstatutory options, later), by their terms. The three-month period is extended to twelve months for terminations due to death or permanent total disability. In the event of a merger of the Company with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted for the surviving entity or, if such options are not assumed or substituted, such options shall become exercisable as to all of the shares subject to the options, including shares as to which they would not otherwise be exercisable. In the event that options become exercisable in lieu of assumption or substitution, the Board of Directors shall notify optionees that all options shall be fully exercisable for a period of 15 days, after which such options shall terminate. The Board of Directors determines the exercise price of options granted under the 1996 Plan at the time of grant, provided that the exercise price of all incentive stock options must be at least equal to the fair market value of the shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date. The consideration for exercising any incentive stock option or any nonstatutory stock option may consist of cash, check, promissory note, delivery of already-owned shares of the Company's Common Stock subject to certain conditions, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, a reduction in the amount of any Company liability to an optionee, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law. No incentive stock options may be granted to a participant, which, when aggregated with all other incentive stock options granted to such participant, would have an aggregate fair market value in excess of $100,000 becoming exercisable in any calendar year. No employee may be granted, in any fiscal year of the Company, options to purchase more than 150,000 shares provided, however, an employee may be granted options and stock purchase rights (discussed below) to purchase up to an additional 250,000 shares. The 1996 Plan will terminate in April 2006, unless sooner terminated by the Board of Directors.

  The Board of Directors may also grant stock purchase rights to employees and consultants under the 1996 Plan. Such grants are made pursuant to restricted stock purchase agreements. The Company is generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The repurchase price shall be the original purchase price paid by the purchaser. The repurchase option shall lapse at a rate determined by the Board of Directors. Once the stock purchase right has been exercised, the purchaser shall have the rights equivalent to those of a stockholder.

  A total of 333,334 shares of Common Stock has been reserved for issuance under the 1996 Plan. As of March 31, 1997, no shares of Common Stock had been issued upon the exercise of options granted under the 1996 Plan, options to purchase 49,000 shares of Common Stock at a weighted average exercise price of $9.61 per share were outstanding, 2,605 options were exercisable and 284,334 shares were available for future issuance.

 Employee Stock Purchase Plan

  The Company has reserved an aggregate of 116,667 shares of Common Stock for issuance under its Employee Stock Purchase Plan (the "ESPP"). The ESPP was adopted by the Board of Directors in March 1996 and approved by the stockholders in April 1996. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 15% of their eligible compensation provided that no employee may purchase more than $25,000 worth of stock under all employee stock purchase plans of the Company in any calendar year. The ESPP will be implemented with six-month offering periods, except for the first offering period which will commence upon the closing date of the offering and will end on the last market trading day on or before April 30, 1997. The price of Common Stock purchased under the ESPP will be 85% of the lower of the fair market value of the Common Stock on the first or last day of each offering period. The ESPP will expire in the year 2006.

 401(k) Savings Plan

  The Company maintains the Thermatrix Inc. 401(k) Savings and Retirement Plan, a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Internal Revenue Code (the "401(k) Plan"). The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant make elective contributions of a percentage of his or her compensation, subject to statutory limits.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In February 1996, the Company sold 284,594 shares of Series D preferred stock at $7.50 per share. The purchasers of the preferred stock included, among others, the following entities affiliated with certain members of the Company's Board of Directors and holders of more than five percent of the Company's voting securities:

                                                  Shares of Series D
                                                  Preferred Stock(1)
                                                  ------------------

ENTITIES AFFILIATED WITH DIRECTORS
Technology Funding Partners III, L.P.
 (Frank R. Pope)(2)                                    95,239
The Venture Capital Fund of New England III,
 L.P. (Harry J. Healer)                                38,096

OTHER 5% STOCKHOLDERS
Charles River Entities (3)                             95,239
Denise Hale, George T. Cronin and Thomas M.
 Peterson as Successor Co-trustees of the Prentis
 Cobb Hale Trust U/A dated 7/1/93, as amended          61,220
------------------
(1) All of the Company's outstanding preferred stock, including the Series D preferred stock, was converted to common stock upon the closing of the Company's initial public offering. The Series D preferred stock was converted into Common Stock at the rate of 1.4286 shares of Common Stock for each share of Series D preferred stock.

(2) Frank Pope was a general partner of Technology Funding Partners III, L.P. at the time the shares were purchased. Frank Pope is no longer affiliated with Technology Funding.

(3) Includes Charles River Partnership VI, L.P. and Charles River Partnership VI-A, L.P.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Exchange Act of 1933, as amended, or the Securities Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 22 shall not be incorporated by reference into any such filings.

GENERAL

  The Compensation Committee (the "Committee") of the Board of Directors establishes the overall executive compensation strategies of the Company and approves compensation elements for the chief executive officer and other executive officers. The Committee is comprised of two of the independent, non-employee members of the Board of Directors, neither of whom have interlocking relationships as defined by the Securities and Exchange Commission. The Committee has available to it such external compensation advice and data as the Committee deems appropriate to obtain.

  The compensation philosophy of the Committee is to provide a comprehensive compensation package for each executive officer that is tailored to the Company's accomplishment of business strategies, objectives and initiatives. Accordingly, the Committee follows a compensation strategy which has used vesting terms to incentivize and reward executives as the Company addresses the challenges associated with growth, and transitioned to a newly public company in June 1996. As the Committee applies this compensation philosophy in determining appropriate executive compensation levels and other compensation factors, the Committee reaches its decisions with a view towards the Company's overall financial performance. The Committee strives to structure each officer's overall compensation package to enable the Company to attract, retain and reward personnel who contribute to the success of the Company.

EXECUTIVE OFFICER COMPENSATION

  The Committee's Executive Compensation policies are designed to enhance the financial performance of the Company and thus stockholder value, by aligning the financial interests of the key executives with those of the stockholders. The executive compensation program is viewed in total considering all of its component parts: base salary and long-term incentive opportunity in the form of stock options and stock ownership. The annual compensation component consists of base salaries which are generally competitive with those offered by other companies in the industry at similar phases of growth. In determining individual salaries, the Committee considers the individual experience, performance and breadth of responsibilities of each executive officer within the Company in light of the accomplishment of business strategies, objectives and initiatives set forth by the Board periodically. These factors are reviewed for each executive officer annually.

  The Company's 1987 Incentive Stock Plan and the 1996 Stock Plan (collectively "Option Plans") and the ESPP are long-term incentive plans for all employees. These plans are intended to align stockholder and employee interest by creating a direct link between long-term rewards and the value of the Company's shares. The Committee believes that long-term stock ownership by executive officers and all employees is an important factor in achieving both above average growth in share value and retaining valued employees. Since the value of an option bears a direct relationship to the Company's stock price, the Committee believes that options motivate executive officers to manage the Company in a manner which will benefit all stockholders.

  The Option Plans authorize the Committee to award available stock options to employees at any time. Options for executive officers are generally granted at the time of initial employment with the Company, and at later dates at the discretion of the Committee. The size of the initial and later grants are determined by a number of factors including comparable grants to executive officers and employees by other companies which compete in the Company's industry. The exercise price per share of the stock options is generally equal to the prevailing market value of a share of the Company's Common Stock on the date the options are granted.

  The Company has adopted certain broad-based employee benefit plans in which all employees, including the executive officers, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitations on the amounts that may be contributed or the benefits payable under those plans. See "Other Employee Benefit Plans--401(k) Savings Plan."

CEO COMPENSATION

  Compensation for the Chief Executive Officer aligns with the philosophies and practices described above for executive officers in general.

  Mr. Schofield received no salary increase in 1995. His base salary was increased to $220,000 from $205,000 in April 1996. In addition, Mr. Schofield received an option grant for 33,334 shares in January 1996. No options have been granted to Mr. Schofield since that time. The Company currently does not have a bonus plan for its Chief Executive Officer or any of its other executive officers.


                               COMPENSATION COMMITTEE
                               Robi Blumenstein
                               Robert W. Page

                        COMPANY STOCK PRICE PERFORMANCE

  The following graph demonstrates a comparison of cumulative total stockholder returns, calculated on a dividend reinvestment basis and based upon an initial investment of $100 in the Company's Common Stock as compared with the Russell 2000 Index and the Dow Jones Industrial Technology Index. No dividends have been declared or paid on the Company's Common Stock during such period. The stock price performance shown on the graph below is not necessarily indicative of future price performance. The Company's Common Stock began trading on the NASDAQ National Market on June 20, 1996. The graph reflects the Company's stock price performance from the initial public offering through the end of fiscal 1996.

                                     LOGO

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
  AMONG THERMATRIX, INC., RUSSELL 2000 AND DOW JONES INDUSTRIAL TECHNOLOGY

                        PERFORMANCE GRAPH APPEARS HERE

                                                             DOW JONES
Measurement Period           THERMATRIX                      INDUSTRIAL
(Fiscal Year Covered)        INC.           RUSSELL 2000     TECHNOLOGY
-------------------          ----------     ------------     ----------
Measurement Pt-06/20/96      $100           $100             $100
FYE 12/31/96                 $ 72           $101             $ 93

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                            THE BOARD OF DIRECTORS

Dated: May 1, 1997

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THERMATRIX INC.

               1997 ANNUAL MEETING OF STOCKHOLDERS JUNE 2, 1997

  The undersigned stockholder of Thermatrix Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 1, 1997, and hereby appoints John T. Schofield and Steven J. Guerrettaz, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of Thermatrix Inc. to be held on June 2, 1997, at 10:30 a.m. (Pacific time), at 101 Metro Drive, Suite 266, San Jose, California, and at any adjournment(s) thereof and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF CLASS I DIRECTORS:[_] FOR all nominees listed below
                                 (except as indicated).

                                 [_] WITHHOLD authority to vote for
                                 all nominees listed below.

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

     John T. Schofield         Robi Blumenstein           Rebecca P. Mark

2. PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO DECREASE THE AUTHORIZED COMMON STOCK TO 25,000,000 SHARES:

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS:

                      [_] FOR   [_] AGAINST   [_] ABSTAIN

and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION AND FOR RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT(S) THEREOF.

Dated: ______  , 1997    ______________________________
                         Signature

                         ______________________________
                         Signature

                         (This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)